Exhibit (h)

                                     FORM OF

                            TRANSFER AGENCY AGREEMENT

                                     BETWEEN

                   ALLIANCEBERNSTEIN FIXED-INCOME SHARES, INC.

                                       AND

                    ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   Terms of Appointment and Duties.........................................

2.   Fees and Expenses ......................................................

3.   Representations and Warranties of the Transfer Agent ...................

4.   Representations and Warranties of the Fund.............................

5.   Wire Transfer Operating Guidelines......................................

6.   Indemnification ........................................................

7.   Standard of Care........................................................

8.   Confidentiality.........................................................

9.   Covenants of the Fund and the Transfer Agent...........................

10.  Termination of Agreement................................................

11.  Assignment..............................................................

12.  Miscellaneous...........................................................

13.  Additional Portfolios...................................................

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the _____ day of ______________________, 2006, between

AllianceBernstein Fixed-Income Shares, Inc., a Maryland corporation, having its principal office and place of business at 1345 Avenue of the Americas, New York, New York 10105 (the "Fund") and AllianceBernstein Investor Services, Inc., a Delaware corporation having its principal office and place of business at 500 Plaza Drive, Secaucus, New Jersey 07094 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets and such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 13, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent and dividend disbursing agent, and the Transfer Agent desires to accept such appointment; and

WHEREAS, all transactions in the Fund shall be effected for shareholders of each Portfolio ("Shareholders") by AllianceBernstein L.P., the Fund's investment adviser ("the Investment Adviser").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Terms of Appointment and Duties

1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as the transfer agent for the authorized and issued shares of common stock of the Portfolios ("Shares") and dividend disbursing agent as set out in the prospectus and statement of additional information ("prospectus") of the applicable Portfolio. In accordance with procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

      (a) Receive for acceptance, orders for the purchase of Shares from the Investment Adviser on behalf of the Shareholders, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");

      (b) Pursuant to such purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate account;

      (c) Receive for acceptance redemption requests and redemption directions from the Investment Adviser and deliver the appropriate documentation thereof to the Custodian;

      (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with the Investment Adviser;

      (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption by the Investment Adviser on behalf of Shareholders, pay over or cause to be paid over such monies as instructed by the Investment Adviser;

      (f) Effect transfers of Shares by the Investment Adviser on behalf of the registered Shareholders upon receipt of appropriate instructions from the Investment Adviser;

      (g) Prepare and transmit payments to the Investment Adviser for dividends and distributions declared by the Fund on behalf of a Portfolio;

(h) Maintain records of account for and advise the Fund and the Investment Adviser for the Shareholders as to the foregoing; and

(i) Record the issuance of Shares of a Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of a Portfolio that are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph; the Transfer Agent shall perform the following services:

      (a) Other Customary Services. Perform the customary services of a transfer agent and dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to the Investment Adviser for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders to the Investment Adviser, and providing Shareholder account information; and

      (b) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on a Portfolio's behalf.

2.    Fees and Expenses

2.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund shall pay to the Transfer Agent a fee that the Board of Directors of the Fund and the Transfer Agent mutually agree is appropriate from time to time. Such fee shall be prorated for the months in which this Agreement is terminated. For the initial term of this Agreement, such fee shall be [_____]. Such fees and out-of-pocket expenses identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

2.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Fund, on behalf of a Portfolio, agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to the cost of stationary, forms, supplies, blank checks, proxies and proxy solicitation and tabulation costs, confirmation statements, investor statements, any other forms or statements used by the Transfer Agent in communicating with Shareholders or especially prepared for use in connection with the Transfer Agent's services hereunder, costs associated with maintaining withholding accounts (including non-resident alien, Federal government and state), postage, freight charges, long distance telephone calls, telegraph (or similar electronic media) used in communicating with Shareholders or their representatives, outside mailing services, records retention, customized programming/ enhancements/ reporting, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at the Fund's facility, telecommunications/network configuration, escheatment, lost shareholder, and expenses incurred by the Transfer Agent at the specific direction, or with the consent, of the Fund.

3.    Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

3.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

3.2 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

3.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.    Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.3 All proceedings required by said Articles of Incorporation have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of a Portfolio being offered for sale.

5.    Wire Transfer Operating Guidelines

5.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with its applicable security procedures and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

5.2 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.3 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.4 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.5 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. The Fund, on behalf of a Portfolio, must report any objections to the execution of an order within thirty (30) days.

6.    Indemnification

6.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

      (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

      (b) The lack of good faith, negligence or willful misconduct of the Fund;

      (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, share certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or such other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to AllianceBernstein Investments, Inc. ("ABI") or the Investment Adviser;
      (ii) any instructions or requests of the Fund or the Investment Adviser or ABI or any of their respective officers; (iii) any instructions or opinions of legal counsel of the Fund or the Transfer Agent with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

      (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; or

      (e) The processing of any checks or wires, including without limitation for deposit into a Portfolio's demand deposit account maintained by the Transfer Agent.

6.2 In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent for itself or in respect of a Portfolio, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name, or in the name of a Portfolio, or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

7.    Standard of Care

      The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. Notwithstanding the foregoing, the limitation on the Transfer Agent's liability shall not apply to the extent any loss or damage results from any fraud committed by the Transfer Agent or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person's obligations under this Agreement or can cause danger or harm) of the Transfer Agent.

8.    Confidentiality

8.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or a Portfolio, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or a Portfolio and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or an agent of the Fund for purposes of providing services under this Agreement.

8.2 In the event that any requests or demands are made for the inspection of the Shareholder records of a Portfolio, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of a Portfolio as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

9.    Covenants of the Fund and the Transfer Agent

9.1 The Fund and/or the Adviser shall promptly furnish to the Transfer Agent the following:

      (a)A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

      (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all material amendments thereto.

9.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

10.   Termination of Agreement

10.1 Termination. The Fund may give the Transfer Agent sixty (60) days and the Transfer Agent may give the Fund (90) days written notice of the termination of this Agreement, such termination to take effect at the time specified in the notice. Upon notice of termination, the Fund shall use its best efforts to obtain a successor transfer agent. If a successor transfer agent is not appointed within ninety (90) days after the date of the notice of termination, the Directors of the Fund shall, by resolution, designate the Fund as its own transfer agent.

10.2 Disposition of Records. Upon receipt of written notice from the Fund of the appointment of the successor transfer agent and upon receipt of written instructions the Transfer Agent shall, upon request of the Fund and the successor transfer agent and upon payment of the Transfer Agent reasonable charges and disbursements, promptly transfer to the successor transfer agent the original or copies of all books and records maintained by the Transfer Agent hereunder and cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out its responsibilities hereunder.

10.3 Continuance. Unless sooner terminated pursuant to Section 10.1, this Agreement will continue in effect so long as its continuance is specifically approved at least annually by the Directors or by a vote of the stockholders of a Portfolio and in either case by a majority of the Directors who are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of voting on this Agreement.

11.   Assignment

      This Agreement shall extend to and shall bind the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Transfer Agent or by the Transfer Agent without the written consent of the Fund, authorized or approved by a resolution of the Fund's Directors. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party so long as the assignee is an affiliate, parent or subsidiary of the assigning party and is qualified to act under the Investment Company Act, as amended from time to time.

12.   Miscellaneous

12.1 Amendment. This Agreement may be amended from time to time by a written supplemental agreement executed by the Fund and the Transfer Agent and without notice to or approval of the Shareholders; provided this Agreement may not be amended in any manner which would substantially increase the Fund's obligations hereunder unless the amendment is first approved by the Fund's Directors, including a majority of the Directors who are not a party to this Agreement or interested persons of any such party, at a meeting called for such purpose, and thereafter is approved by a Portfolio's Shareholders if such approval is required under the Investment Company Act or the rules and regulations thereunder.

12.2 New Jersey Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Jersey.

12.3 Consequential Damages. No party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

12.4 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

12.5 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.6 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.7 Waiver. No waiver by any party or any breach or default of any of the covenants or conditions herein contained and performed by the any party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

12.8 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12.9 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

12.10 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

12.11 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

            (a)   If to the Transfer Agent:

                  AllianceBernstein Investor Services, Inc.
                  500 Plaza Drive
                  Secaucus, New Jersey  07094

            (b)   If to the Fund:

                  AllianceBernstein L.P.
                  1345 Avenue of the Americas
                  New York, New York 10105

13.   Additional Portfolios

      In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

                  Signature Page to Transfer Agency Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                     ALLIANCEBERNSTEIN FIXED-INCOME SHARES, INC.

                                     BY: __________________________________
                                     Title:


                                     ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

                                     BY: __________________________________
                                     Title:

                                   SCHEDULE A
                                 Portfolio List

Prime STIF Portfolio
Government STIF Portfolio

SK 00250 0132 656272